Exhibit 99.1

April 15, 2024

SUPPLEMENTAL NOTICE OF REDEMPTION OF CERTAIN WARRANTS (CUSIP 00791X118)

Dear Public Warrant Holder,

Reference is made to that certain Notice of Redemption, dated March 29, 2024 (the “Notice”), delivered on behalf of AEON Biopharma, Inc. (the “Company”) in connection with the Company’s redemption on April 29, 2024 (the “Redemption Date”) of all of its outstanding public warrants (the “Public Warrants”) to purchase shares of the Company’s Class A common stock, par value $0.0001 per share (“Common Stock”), that were issued under the Warrant Agreement, dated February 8, 2021 (the “Warrant Agreement”), by and between the Company and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agent”), as part of the units sold in the Company’s initial public offering (the “IPO”) for a redemption price of $0.10 per Public Warrant (the “Redemption Price”). Each Public Warrant entitles the holder thereof to purchase one share of Common Stock for a purchase price of $11.50 per share, subject to adjustments. Further to such notice, the Company hereby delivers this supplemental notice regarding the calculation of the Redemption Fair Market Value (as defined in the Warrant Agreement).

The Redemption Fair Market Value has been calculated, in accordance with Section 6.2 of the Warrant Agreement, to be equal to $7.6994. Based on the Redemption Fair Market Value and the redemption date of April 29, 2024, the number of shares of Common Stock issuable in connection with any exercise of Public Warrants on a “cashless basis” will be equal to approximately 0.2456 shares of Common Stock per Public Warrant. As described in the Notice, any Public Warrants that remain unexercised at 5:00 p.m. New York City time on the Redemption Date will be void and no longer exercisable and their holders will have no rights with respect to those Public Warrants, except to receive the redemption price of $0.10 per Public Warrant.

All of the other terms and conditions set forth in the Notice, to the extent not modified hereunder, remain in full force and effect.

Any questions you may have about redemption and exercising your Warrants may be directed to the Warrant Agent at:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, NY 10004

Attention: Compliance Department

Telephone: (212) 509-4000

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Sincerely,

AEON Biopharma, Inc.

/s/ Alex Wilson

Alex Wilson

Executive Vice President, Chief Legal Officer and Corporate Secretary